EXHIBIT 99.1

Extreme Networks, Inc.

Q3 2003 Earnings Release

April 7, 2003, 5:30 a.m. PDT

Speakers:	Gordon Stitt, President, CEO, and Chairman
Hal Covert, CFO

Operator	Good morning, ladies and gentlemen, and welcome to the Extreme Networks third quarter 2003 earnings release conference. At this time all participants are in the listen-only mode. Following today’s presentation, you will be given a chance to ask audio questions. If you have a question please press star followed by the one on your pushbutton phone. If anyone needs assistance at any time during the conference, please press star followed by the zero. As a reminder, this conference is being recorded today, Monday, April 7, 2003. I would now like to turn the conference over to Mr. Hal Covert, Chief Financial Officer. Please go ahead, sir.

H. Covert	Thank you. Good morning. On the call with me today is Gordon Stitt, President, CEO and Chairman of Extreme Networks. Earlier this morning we issued a press release announcing our financial results for Q3 FY2003. A copy of this release is available on our website at extremenetworks.com.

A couple of reminders: This call is being recorded and broadcast live over the Internet, Monday, April 7th, 2003. It will be posted on our website and available for replay shortly after the conclusion of the call. Some of the remarks made during this call may include forward-looking statements as governed by the Private Securities Reform Act of 1995. Any statements about future events and trends, including steps we plan to take to improve our financial results or financial conditions, should be considered as forward looking statements. These forward looking statements may differ from actual results and are subject to risk and uncertainties as detailed in our filings with the SEC and in our press release today.

I would now like to turn the call over to Gordon.

G. Stitt	Thank you, Hal, and thank you for joining us so early in the morning. The press release that went out even earlier this morning represents the final results for the quarter. As indicated in that release, we generated revenue of $85.2 million, and we had a loss for the quarter of 7 cents, which was higher than we had expected and is related to our service line of business and effect to the gross margin. Hal will address that later in the call.

What I’d like to discuss are the four main points of how we are taking product and technology leadership.

First, today we are announcing, ahead of schedule, what we put in the works two years ago when we began developing our third generation ASIC chipset named Triumph. Over the years we have engineered two full generations of ASICs and successfully built product lines based on those platforms. Those product lines have had very long lives, which serves to preserve and protect our customer’s investment. With today’s unveiling of the third-generation platform, we are three months ahead of our announced schedule for the chipset that gives our enterprise and metro customers enhanced gigabit and 10-gigabit Ethernet connectivity. This morning we issued two product related press releases: One that details the strengths of our Triumph technology and chipset; the second on the first products based on Triumph which are blades for our industry leading Black Diamond platform. These new blades increase the fiber gigabit Ethernet density by 2X and the copper gigabit Ethernet density by three times. They provide extensive new features such as multilevel queuing and fine-grained traffic shaping, all the while being fully compatible with existing Inferno based systems thus preserving our customer’s investment.

Second, we’re very excited to tell you that we’ll be shortly unveiling a new access architecture initiative. This new access architecture enables networks to connect tens and even hundreds of thousands of devices that include PCs, PDAs, phones and many other types of devices. This new access architecture provides secure high performance connectivity. While we aren’t revealing details today, I can tell you that you’ll be hearing much more about this as we move through the year. When we have more to tell, you we’ll invite you to take a closer look.

Third, even as we’re unveiling our third-generation platform, we’re gearing up to introduce our fourth-generation chipset. Code named “Genesis”, this strategic program was started almost three years ago. It’s one of the most ambitious ASIC developments undertaken in our business. Genesis is truly a “rebirth” of Extreme technology. It takes everything we’ve learned over the last seven years of building some of the world’s largest enterprise and metro networks and positions us for industry technology leadership and, we believe, for future growth. The products based upon Genesis technology are in alpha phase and are currently being shipped to customer sites. Products based on this fourth generation of technology will complement our current product families and primarily be focused on the very largest enterprise and Ethernet metro service providers. By employing leading technology, we believe this product family will dramatically improve performance and functionality and continue to position Extreme as a technology leader and provider of comprehensive solution networks of the future.

There are a lot of so-called new technology or next generation products being introduced into the enterprise market, but many of these products are, from our perspective, little more than a short-term bet largely driven by price alone. Technology is never just about price; it’s about the value proposition.

Our value proposition has always been and continues to be best-of-breed, end-to-end Ethernet switching solutions from the wiring closet to the network data center to the network core. We engineer our products to offer the best architecture and operational simplicity, high availability, redundancy, scalability and security, lowest cost of ownership—both from initial capital expenditure and ongoing operating expense.

Which brings us to the fourth point I’d like to make. With these new technology platforms that we’re introducing, Extreme Networks has strengthened our market position into a provider with a more robust end-to-end solution set. We have new technology in access, in the distribution layer, and in the core of the network. We believe that the value proposition greatly strengthens our position in the marketplace. Again, where many have taken a more opportunistic approach in developing technology, Extreme has always taken a longer view, making major investments to design technological platforms with long lives. Customers have always looked to Extreme Networks because of our reputation for designing and implementing superior technology based on a simple value proposition—faster, simpler, more cost effective.

This is why we continue to win customers. I’d to take a moment to tell you about some new customer wins that occurred during the March quarter.

Discovery Channel is building a new Extreme based network to support their many activities, including their cable television programs and growing online presence. We are pleased that we could help them achieve their goals.

The media vertical has been very strong for us recently. Media companies are at the leading edge of where enterprises want to go. The problems with distributing streaming media to a large audience can be daunting. Part of our Triumph technology development has been focused on solving this problem. We will be introducing some Triumph-based products during the next weeks and months that address some of the issues and position Extreme Networks to lead this emerging category.

We are also winning continued business from the Federal Government sector, where branches of the military continue to leverage our advanced technologies.

We’ve also made advances in the healthcare market segment with some significant wins. Healthcare is a key vertical for us, and many hospitals are choosing to upgrade their networks to Extreme to meet the growing requirements of their industry.

In the 10-gigabit Ethernet arena, highly scaleable networks are taking hold at places such as the University of Warwick in the United Kingdom along with Ohio State University, Newark. These institutions are deploying our 10-gigabit Ethernet technology for expansive campus networks to take advantage of emerging educational opportunities.

We’re proud that our 10-gigabit Ethernet solution was named “Editor’s Choice” by one of the network industry’s most highly regarded publications, Network Computing Magazine. Our solution performed better than Foundry’s during a lab test of high capacity core switching solutions.

I’m also pleased to say that in the March quarter we shipped more 10-gigabit Ethernet ports than in the previous three quarters combined.

In February we announced that industry giant Microsoft Enterprise Engineering Center has deployed our family of switches. This helps them prepare their Fortune 500 customers for critical deployments of next generation software, such as .Net and Exchange.

Service provider Cegetel of France has successfully implemented Extreme’s innovated Virtual MAN technology, or VMANs, to scale metro Ethernet services for business customers in the region. This delivers advanced connectivity from site to site. Extreme’s Ethernet automatic protection switching capability, which provides sub.50 millisecond fail-over on ring networks, continued to demonstrate how metro carriers use Ethernet to deliver all of their services reliably.

We’re very excited about being on the front end of a major new product introduction cycle that we expect will continue through this calendar year. With a true next generation best of breed technology that we’re rolling out now, ahead of schedule, and with what we will be unveiling soon, we continue with our history of technological innovation by engineering superior technology based on a simple value proposition of faster, simpler, more cost effective.

With that, I’ll turn the call over to Hal.

H. Covert	Thank you, Gordon. I will now cover two topics: A detailed discussion of Q3 FY2003 financial results, and financial guidance.

Revenue for Q3 FY2003 was $85.2 million versus $90.2 million in Q2 FY2003 and $111.1 million in Q3 FY2002. The decrease in revenue was primarily due to the uncertain global economic environment and being on the front end of a major new product introduction cycle. Our book-to-bill ratio was greater than one for Q3 FY2003, and we entered the quarter with backlog that was at the high end of our normal range.

On a geographic basis: the Americas represented 36% of our revenue for Q3 FY2003 versus 45% in Q2 FY2003 and 36% in Q3 FY2002. Europe represented 28% of our revenue for Q3 FY2003 versus 26% in Q2 FY2003 and 24% in Q3 FY2002. Japan represented 26% of our revenue for Q3 FY2003 versus 17% in Q2 FY2003 and 33% in Q3 FY2002. Asia, not including Japan, represented 10% of our revenue for Q3 FY2003 versus 12% in Q2 FY2003 and 7% in Q3 FY2002.

The change in revenue contribution for the Americas and Japan for Q3 FY2003 when compared to Q2 FY2003 is not necessarily representative of a trend. Order flow and the subsequent shipment of products during Q3 FY2003 were the primary reason for the revenue contribution pattern. If backlog is taken into consideration, both the Americas and Japan were in-line with recent historical trends. Orders from Japan were booked and shipped earlier in the quarter while some orders from the Americas were booked late in the quarter and will begin shipping this month.

For Q3 FY2003 we had three customers that each accounted for more than 10% of our revenue on an individual basis: Tech Data, a large distributor focused on our U.S. customers; Hitachi Cable, a Japanese reseller; and Westcon, a European distributor. Again each of these channel partners on an individual basis accounted for 10% of our revenue for Q3 FY2003.

The revenue split between enterprise and service provider segments for Q3 FY2003 was 85% enterprise and 15% service provider. Enterprise includes government and education customers. Our service provider customers are primarily international.

Product mix consisted of 51% modular and 49% stackable for Q3 FY2003 versus 56% modular and 44% stackable in Q2 FY2003 and 48% modular and 52% stackable in Q3 FY2002.

Gross margin for Q3 FY2003 was 45.4% versus 50.2% for Q2 FY2003 and 53.2% for Q3 FY2002. The primary reason for the decrease in gross margin was due to a decline in service revenue by approximately 8% for Q3 FY2003 when compared to Q2 FY2003 and 6% when compared to Q3 FY2002 while service related expenses increased in Q3 FY2003. Professional services revenue accounted for the majority of the service revenue decline. During Q3 FY2003 service expenses increased at a faster rate than normal due to a number of programs that the company implemented to improve service delivery productivity and enhance customer satisfaction.

These programs consisted of two primary initiatives. One, increase in service depot inventory levels so that we provide fast and consistent response time for our advanced hardware replacement program. And two, ensuring that our service depot inventories have the benefit of the latest revisions of hardware and software to improve the functionality of equivalent to new repair parts and products that are used in our advanced hardware replacement program.

The advanced hardware replacement program is a service offering that enables our customers during the normal warranty period, or under an extended service contract, to request and receive replacement products before they send back their products for maintenance or repair. These initiatives are well underway but will take several more quarters to be substantially complete.

Starting with Q2 FY2003 and for Q3 FY2003, service revenue was more than 10% of total revenue. As a result we have undertaken the actions necessary to determine a gross margin for our service line of business. We expect to provide this level of information in our 10K that will be filed for FY2003, which ends on June 30, 2003. In the 10K for FY2003, we will also expect to reclassify elements of service expenses from operating expenses, where it has historically been classified, to cost of service revenue. For Q2 and Q3 FY2003, the amount of service expense included in operating expenses that we expect will be reclassified when we file our 10K for FY2003 will be $4.8 million for each quarter. This forthcoming reclassification to cost of service revenue will decrease total gross margin but will not impact operating profit.

Turning to product pricing, while at the micro level there is always competitive pressure for specific deals, we did not experience a major change in the macro environment for modular products. Stackable product pricing was lower than historical trends due to a tightening of the competitive environment for such products.

Operating expenses were $49.8 million in Q3 FY2003 compared to $50.5 million in Q2 FY2003 and $56 million in Q3 FY2002. For Q3 FY2003, R&D expense represented 16.1% of revenue; sales marketing and service 35%; and G&A 7.4%. Operating expenses were lower in Q3 FY2003 as a result of cost reduction activities.

The operating loss for Q3 FY2003 was $11.1 million versus a $3.5 million loss for Q2 FY2003 and a $3.2 million profit for Q3 FY2002. The unfavorable comparisons are due to lower revenue and lower gross margin as a percent of revenue and on an absolute dollar basis.

Other income and expense for Q3 FY2003 was $1 million compared to $1 million in Q2 FY2003 and $.8 million in Q3 FY2002.

Net loss for Q3 FY2003, not including special charges and deferred compensation, was $6.6 million compared to a $2.6 million net loss for Q2 FY2003 and a $2.6 million profit for Q3 FY2002. Net loss per share was 6 cents for Q3 FY2003, not including special charges and deferred compensation, versus a loss of 2 cents per share for Q2 FY2003 and 2 cents earnings per share for Q3 FY2002. Including special deferred compensation totaling $1.6 million, the net loss for Q3 FY2003 was

$7.6 million or 7 cents per share compared to a net loss of $19.7 million or 17 cents per share for Q2 FY2003, which included special charges and deferred compensation totaling $28.6 million. For Q3 FY2002, the net loss was $139.8 million or $1.23 per share, which included special charges and deferred compensation totaling $178.4 million.

Our long term estimated tax rate remains at approximately 35%.

Moving to the balance sheet, I would like to highlight several items.

First our cash, cash equivalents and marketable securities balance on March 30, 2003 was $407 million compared to $406 million on December 29, 2002 and $397 million on March 31, 2002.

Capital expenditures in Q3 FY2003 were $1.7 million versus $4.6 million in Q2 FY2003 and $10.6 million in Q3 FY2002. Accounts receivable were $19 million on March 31, 2003, which equates to a DSO of 20 days. DSO for Q2 FY2003 was 22 days, and DSO for Q3 FY2002 was 45 days.

Net inventory on March 30, 2003 was $24 million compared to $28 million reported on December 29, 2002 and $36 million on March 31, 2002.

Channel inventory was within targeted levels at the end of Q3 FY2003. Keep in mind that we recognize revenue based on sell off for distributors. Therefore the impact of inventory into the channel does not impact the reported revenue.

Revenue related to resellers and direct sales to end-users is generally recognized when we ship product to the reseller or end user. Resellers and end users do not have inventory return privileges.

Staff, including temporary personnel as of March 30, 2003, was 889 versus 900 on December 29, 2002 and 1,006 on March 31, 2002.

As of March 30, 2003 the company had 116 million shares of common stock outstanding on a fully diluted basis.

Now I would like to address financial guidance. As we announce and begin shipping new products over the remainder of this calendar year, our goal is to achieve sequential revenue growth. However, given the uncertain global macro economic environment and the highly competitive nature of our addressed markets, we cannot provide any assurance that we will achieve our goal.

Turning to gross margin, we have and expect to continue to achieve improvements in supply chain management. However, it is likely that the impact of competitive pricing pressure and higher than normal service expense will offset any favorable gross margin improvements from supply chain management over the next several quarters.

Finally, with the recent reduction in our operating expenses and capital expenditures, we believe that we will minimize cash utilization to approximately $10 million in each of the next several quarters to support revenue-driven increases in accounts receivable and inventory.

I will now turn the call back over to Gordon.

G. Stitt	Thank you, Hal. Before concluding and opening up for questions, I would like to summarize how the senior management team believes that Extreme is well positioned as we move into the new calendar year.

We ended the quarter on a positive note with strong booking momentum as we began taking orders for our new products. We’re pleased that the first of the Triumph products are now shipping three months ahead of schedule.

We have a strong series of Triumph products lined up for announcement throughout the quarter. These products significantly strengthen our solutions and provide customers with a smooth upgrade path and high return on investment. These products significantly change the competitive landscape. For example, Triumph provides significantly more functionality than Jetcore. Not only is our copper gigabit density 50% higher in comparing Black Diamond to Big Iron, but the functionality is much greater; and Black Diamond is almost 20% less expensive on a published price per port basis. And Triumph provides smooth migration and is fully inter-operable with existing Inferno systems.

Triumph is just the first step in a series of product announcements. You should expect to see a new access architecture from us that will change the way people look at the edge of the network and at the fixed configuration segment. Our Genesis technology is on track with the first external alpha unit shipped. Genesis redefines how people view the network core, both enterprise and metro Ethernet.

In the next several weeks, we will schedule a conference call to go through some of these important technology developments.

Finally, customers continue to adopt Extreme. In this challenging business climate, leading companies around the world choose Extreme Networks for their mission critical enterprise and metro Ethernet needs.

Thank you, and with that we’d like to open up the call for questions.

Question & Answer Session:

Operator	Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question please press star followed by the one on your push-button phone. If you would like to decline from the polling process, please press star followed by the two. You will hear a three tone prompt acknowledging your selection. If you are using speaker equipment you will need to lift the handset before pressing the numbers. One moment please for our first question.

Our first question comes from Sam Wilson. Please state your company name followed by your question.

Sam Wilson, JMP Securities

S. Wilson	Good morning, gentlemen, this is Sam Wilson from JMP Securities. Just two questions for you this morning: Can you talk a little bit about how the competitive environment has changed lately and in particular at the stackable end? You mentioned that there’s increased competition there, and it’s having some effect on the pricing environment. Can you give a little detail? Also, on the new products, can you talk about how far they are in terms of channel inventories? Do all your channel partners currently have the new Triumph products on hand and are ready to sell them? Thank you.

G. Stitt	Hi, Sam, this is Gordon. First of all in the stackable side, stackables were a significant part of our revenue during the quarter, and we saw a strength in some product lines there. Although they’re certainly very price competitive, we continue to do very well. I do believe that that market will bifurcate here over the next month and quarters into two distinct segments. That is: a very low cost segment, which currently we do not participate in, and a high value enterprise segment, which is where our products lie.

The second part of your question in terms of where Triumph is: we did have some shipments of Triumph over the last couple weeks to customers who had placed early orders, and we continue to ship out. I would say at this point it is not widely stocked within our channel, but I expect that that will be resolved here in the next couple of weeks.

S. Wilson	Thank you.

Operator	Our next question comes from Alex Henderson. Please state your company name followed by your question.

Alex Henderson, Salomon Smith Barney

A. Henderson	Thanks, Salomon Smith Barney. I was wondering if you could go back to the guidance for a second, Hal? You’d indicated that you were looking at usage of $10 million per quarter of cash over the next several quarters. In your prior conference calls, you’d indicated that your break-even would be approximately $90 million. Should we then assume that you’re solidly below that break-even on a revenue basis for the next couple of quarters, or is there something unusual about that mix that would cause the cash flow out at that level?

H. Covert	Just two points, Alex. Number one if you look at our working capital management, it’s in actually pretty good shape today with 20 day DSO, and our inventories are quite low. We believe as we start growing revenue we will have to spend some money on working capital. Depending on where our revenues come in, if they’re essentially close to where they were at this quarter, which again we don’t expect to be in that range but we’re not certain, then we would use some cash for operations.

A. Henderson	It’s reasonable to think that it’s probably under $90 million in the upcoming quarter?

H. Covert	Yes, because if you look at the gross margin level we’re at now, that is true.

A. Henderson	The gross margin commentary, I’m a little confused about. It stepped down quite sharply here in the current quarter because of the revenue mix. At 45.5% that’s a pretty low gross margin. I know you had been talking about gross margins expanding to the mid 50’s; now you’re seemingly implying the gross margins are going to hang pretty close to these levels and not come back up over the near term?

H. Covert	The primary driver pushing gross margin dollars is related to our service business, and we had three things happen. Number one is our service revenue dropped off which accounted for roughly about a third of the gross margin impact. Then we put new equipment into our depots on a global basis, which cost us again about a third of the gross margin impact; the third being the difference between 45 and 50. Then finally we enhanced a number of our products in the depots to get them up to the latest revision of hardware and software. Our belief is once we get these service related actions behind us that we would return to a more normal gross margin for us, which is in the 50% plus range.

A. Henderson	Again, I’m a little confused. Are you implying that there’s some quasi one-time charges associated with revamping the way you were handling service that’s in the gross margin that accounts for a third of the drop of the gross margin? Is that what I’m understanding you’re saying?

H. Covert	I’m saying that the drop was primarily related to our service related initiatives. That we believe for the most part are one-time and will take a couple of quarters as we indicated in the message here to work through. Once those are out of the way, then we’ll return back to a normal level for us.

A. Henderson	Okay, so gradually trimming back to 50%, by say, toward the end of the first half of next fiscal year?

H. Covert	Yes, that’s a reasonable way to look at it.

A. Henderson	Thank you.

Operator	Ladies and gentlemen, as a reminder if you have a question please press star followed by the one on your push-button phone. Please limit your questions to one question and one follow up question. Our next question comes from John Anthony. Please state your company name followed by your question.

John Anthony, Fulcrum Global Partners

J. Anthony	It’s Fulcrum Global Partners. I’m a little confused with a couple of things. To begin with, even if your gross profit margins were to get back up to 50%, Hal, you had said in prior quarters that at a $90 million run rate you’d need higher gross profit margins to become profitable. Where’s the break-even rate at this point in your opinion for revenue and gross profit margin? The other question I have is in the past you’ve said that you really aren’t seeing Foundry, and now you’re talking about Foundry pretty extensively on this call. Could you address that a little bit?

H. Covert	I’ll take the first part, and then Gordon can handle the second part. In terms of the break-even point, we had said it was roughly about $50 million in operating expenses per quarter, and at 52-53% gross margin we would be at break-even. With the 45% gross margin that we currently have and our operating expenses being in line with our target, our gross margin is a little bit more than $100 million in revenue per quarter. As we push back and get our margins back up again, we should get more in line with our overall targeted break-even point. Gordon?

G. Stitt	Yes, John, the comments I made were just to give some examples of where Triumph’s technology sits in terms of the very high copper gigabit density which it provides, which is something we really didn’t have before so that puts us in a stronger competitive position versus all of the folks out there.

J. Anthony	Okay, thanks.

Operator	Our next question comes from Ryan Molloy. Please state your company name followed by your question.

Ryan Molloy, Soundview Technology Group

R. Molloy	Soundview Technology Group, thanks. Gordon, obviously a lot of the competition out there has introduced new product lines over the last couple of quarters, and obviously you’ve seen the emergence of Enterasys, and Nortel seems to beef up its enterprise business. Where do you think going forward you could take market share, and where do you think some of this growth will come from over the next several quarters? Thanks.

G. Stitt	If you look at growth over the next couple of quarters, it comes from two areas. Fundamentally it does come from taking share from all of our competitors. If you look at Enterasys and Nortel, Foundry and Cisco, we are in a very strong competitive position with these new products. Also in opening up some segments that we haven’t participated in, which you’ll see from some announcements a little later as we move through the year.

R. Molloy	What is your competitive position look like in Japan right now? Obviously it was a little bit stronger this quarter but moving into a little bit weaker seasonal period, do you think that’ll drop back off, and what might that look like?

G. Stitt	Japan has been difficult to predict. Our business there has been heavily oriented to the carriers and carriers operate on a project-by-project basis so it’s been kind of stop/start. As you know, the enterprise business in Japan, due to the Japanese economy, has been pretty tough so we expect Japan to be stable over the near term.

R. Molloy	Thanks.

Operator	Our next question comes from Mark Sue. Please state your company name followed by your question.

Mark Sue, Unterberg Towbin

M. Sue	Thank you. It’s Unterberg Towbin. Hal, what is a normal range of backlog? And Gordon, your qualitative thoughts on bookings for Triumph-based products versus the traditional products, or maybe how many beta customers have actually become deployment customers?

H. Covert	I’ll take the first part again, Mark. Typically our backlog, including service for the quarter, is somewhere between $25-30 million at the beginning of the quarter.

G. Stitt	Mark, on the competitive front, if you look at Triumph products, we put those into beta sites earlier in the March quarter; and all the beta sites have been very happy with the product. It has sold through nicely. Once again we opened up for bookings during the month in March, and we’re very pleased with results so far.

M. Sue	If we look out a quarter, how would the mix shape up for new products versus old products for the June quarter?

G. Stitt	We expect the June quarter to certainly be a mix. We will have a shipment of the Black Diamond Triumph blades, which we started shipping already; and I expect that those will do pretty well. I’m not sure I could call a particular percentage mix. One of the advantages we have with the Triumph product is that these interoperate within an Inferno based chassis so a customer can buy a couple of the new blades and install them in existing systems, rather than having to upgrade the switch fabric or the whole chassis itself. We’ll see gradual growth as we move through the quarter and as we introduce these new products.

M. Sue	Thank you.

Operator	Our next question comes from Tim Luke. Please state your company name followed by your question.

Tim Luke, Lehman Brothers

T. Luke	Thanks. I was wondering, Hal, if you could just clarify the timing of when you became aware of the significant changes your gross margin. Then maybe talk a little bit about how you see the impact of the new products on your gross margin going forward. It sounds as if what you’re saying is that you’re now going to be modeling a gross margin around this kind of level that we’re now at for the next several quarters. Thanks.

H. Covert	That is right, Tim. We made a number of decisions about midway through the quarter towards the back-end to enhance our service capability, productivity and so forth as I indicated earlier. That did have the impact on the gross margin that we described going from basically 50% down to 45%. Now moving forward we believe that the new products will help our gross margin from the standpoint that they are less expensive to manufacture; and, as you indicated, we think it will take a couple of quarters to return back to what we would consider a more normal gross margin in the 50% plus range.

T. Luke	Could you also just remind us of the regional breakdown this quarter versus the prior quarter, and talk about some of the trends that you saw within the regions?

H. Covert	Yes, just quickly, the Americas were 36% of our revenue for the quarter versus 45% last quarter. There was a drop off there, but it was primarily due to the timing of orders coming in late in the quarter; and we’ll have shipments going out this month for the Americas. Again, if you look at the backlog, it was more heavily oriented towards the Americas at the end of this quarter than normally. Europe performed good at 28% versus 26% last quarter, and we’ve seen a good turnaround in Japan going to 26% of our revenue versus 17%. Asia held pretty close to last quarter roughly at around 10% or 12% in both quarters.

T. Luke	Gordon, you referred to the Genesis, could you talk about the timeline for that in terms of beta and in terms of revenue?

G. Stitt	Sure. We have shipped a system to an external customer, an external alpha site. We expect to go to beta sites mid to late summer and to have revenue towards the end of the year. This is a very complex system, and we expect to have pretty extensive field trials.

T. Luke	Thank you.

Operator	Our next question comes from John Wilson. Please state your company name followed by your question.

John Wilson, RBC Capital Markets

J. Wilson	Yes, hi. It’s John Wilson at RBC Capital Markets. A couple things here: Just to be clear about this whole service initiative here, this is completely unrelated to the warranty issues you went through a few quarters ago? I’m guessing again, it’s unrelated to the introduction of Triumph into your channel so you’re not loading your depots here to handle the new product? Is this something completely different from that?

H. Covert	It is not related to the warranty or quality issues that we talked about a couple of quarters back. There’s no relation at all there. As we enhance our field inventories in the service depots and so forth, it will help the transition to our new products because we’ll have the latest version of hardware and software essentially in all of our products in the depot. That will smooth the transition.

J. Wilson	What I’m really trying to get at is what was the decision criteria to drive what’s a pretty meaningful impact into gross margin? You don’t just sort of decide let’s just lower our gross margin by five points. There’s got to be a pretty dramatic benefit or at least problem that’s existing that makes you make that kind of decision. That sounds a bit more maybe that it was part of the process to introducing Triumph?

H. Covert	Well, there were really two primary reasons for doing it. Number one is that we wanted to make sure that we could respond on a fast and consistent basis for our advanced hardware replacement program. To do that, we had to add more depot inventory; and we ended up adding that inventory with new products, which is very costly. We did it because of customer satisfaction. And then, again, the second thing we wanted to make sure that we did was to bring all the depot inventory up to the latest revisions of hardware and software, which again is related to customer satisfaction. That will smooth the transition to our new products that we’re going to be introducing over the balance of this calendar year.

J. Wilson	Thank you.

Operator	Our next question comes from Jason Ader. Please state your company name followed by your question.

Jason Ader, Thomas Weisel Partners

J. Ader	Thomas Weisel Partners. Hal, just back on the gross margins: You said the drivers a third, a third, a third all have to do with services. Are you saying there was no product impact or price pressure impact or mix impact from products this quarter?

H. Covert	Yes, I am. I’m saying on balance our product mix and also the pricing environment did not have a negative impact on our gross margin for the quarter. It was primarily all related to the service initiatives that we discussed.

J. Ader	You also mentioned for the 10K the $4.8 million going to be added to the cost for Q2 and Q3. That’s already in Q3 right?

H. Covert	Yes it is, it’s in operating expenses right now.

J. Ader	For Q3?

H. Covert	Yes.

J. Ader	Q3 actually will have a lower gross margin?

H. Covert	It will have a lower gross margin, but the operating loss in this particular situation will not change.

J. Ader	Going forward, should we expect roughly that amount, that $4.8 million or so, that’s going to be in cost? Are you going to be reporting it that way for Q4? Do you see what I’m asking? Where’s that $4.8 million going to be for Q4?

H. Covert	For Q4 we’ll report the information essentially the same way we did for Q3. As we head into fiscal ‘04 our plan is to, in effect, report a gross margin for our products and for our service lines of businesses.

J. Ader	I see. Then the overall gross margin could be actually lower next fiscal year than the 50% target based upon this new reporting?

H. Covert	That’s correct.

J. Ader	All right. Then, just a last question: You did mention in the guidance a $10 million cash use for revenue driven increase in AR and DSOs. Implicit in that there would be a cash use for revenue growth. Is that what I heard, is that what you said?

H. Covert	Yes. The first point I made about guidance, we said that our goal is to grow our revenues sequentially. Given the solid position of our working capital today, again 20 days DSO and very low inventory levels, as we grow revenue we will have to add to our working capital.

J. Ader	That $10 million is above and beyond the cash use that you will need because of the lower gross margin? Or does that $10 million include the low break-even?

H. Covert	It’s inclusive.

J. Ader	Thank you.

Operator	Our next question comes from Raj Srikanth. Please state your company name followed by your question.

Raj Srikanth, Deutsche Bank

R. Srikanth	Thank you, Deutsche Bank. I have two questions. The first one is, Hal, the new gross margin number that we are talking about, does that include any inventory write-offs for the old chipsets or old products that you may have in the channel?

H. Covert	At this point we’re not anticipating any write offs. It does not include them because we’re not anticipating any.

R. Srikanth	Then the second question for Gordon: Can you talk about the environment given the war and everything else that’s going on, going by geography starting from the U.S., international; and what do you see out there? Has the war impacted you somewhat in terms of orders on an ongoing basis, and how do you look at it? Thanks.

G. Stitt	It’s hard to say what the impact of the war has been. Going through the geographies and looking at the U.S., although for the U.S. it was a challenging quarter, the U.S. finished up strong with some excellent wins and good backlog coming into this quarter in the U.S. We generally feel pretty good about that. I would say Europe was on-track. We really didn’t notice any disruption there. Japan and Asia also continued to perform. Although the war will have some impact, I don’t see it being material at this point in time.

R. Srikanth	The converse of that, Gordon, is that just the ending of the war per se you don’t expect a boost or any growth in terms of order rates for any one of these geographies. Would that be fair?

G. Stitt	I’m hopeful that with the uncertainty of the war being cleared up in a lot of people’s minds, that that will strengthen the business here in the U.S.

R. Srikanth	Thank you.

Operator	Our next question comes from Richard Church. Please state your company name followed by your question.

Richard Church, Wachovia Securities

R. Church	Wachovia Securities. Hal, you mentioned that professional service revenue experienced a significant decline in the quarter. I was wondering if you could give us some color on that?

H. Covert	A couple points: Customers in this environment are really tightening down on any expenses they can, and unfortunately I think professional services was part of that. For us, because of the fixed expense base that we have in place now and the way we account for the service revenue, the majority of that directly impacted gross margins. We’re hopeful as we move forward and the uncertainty as Gordon was just mentioning starts to go away, that that line of revenue will start to increase again for us.

R. Church	Gordon, with regard to the new Triumph ASICs, do you get the sense that customers are holding off on purchases until that’s more widely available?

G. Stitt	Richard, once again the production is ramping on these Triumph products. We don’t expect this to be a supply problem during the quarter, and this is a very well planned transition that once again is a little bit ahead of schedule. The product is flowing out so we don’t see any hold ups. As the customers order these products, we’ll be able to deliver them very quickly.

R. Church	Could you give us whatever color you can on this access initiative? Do you plan to have partners with this initiative, and what is the timing for this?

G. Stitt	Richard, what I’d say there is stay tuned. We do plan to schedule another conference call sometime in the next several weeks just to talk about technology.

R. Church	Thanks a lot.

Operator	Our next question comes from William Becklean. Please state your company name followed by your question.

William Becklean, Commerce Capital Markets

W. Becklean	Yes, thanks. It’s Commerce Capital Markets. Your announcement of your initiatives in the access architecture suggests an effort to try and rebuild some market share in the service provider market. I’m wondering, are you putting together a strategy that would include access as well as the new Genesis product to try and increase your position in the service provider market, and what percentage of revenues do you think you might be able to drive that back to?

G. Stitt	Yes, this is Gordon. The service provider market as a percentage of our overall revenue has been trending down over the last couple of quarters, and I think some issues among the service provider market are pretty well known and understood. If you look at our Genesis program in particular, it has many capabilities that are targeted specifically at the metro Ethernet segment, and certainly we hope that that product will be widely adopted as we begin to deliver for revenue late in the year.

W. Becklean	Thank you.

Operator	Our next question comes from Steve Kamman. Please state your company name followed by your question.

Steve Kamman, CIBC World Markets

S. Kamman	It’s Steve Kamman from CIBC. I’m just going to ask a question more because we’ll get the question anyway. Any of those products out in the repair centers, were they either written off or made up of any of the defective inventory you wrote off a couple quarters ago? Again, just asking it to be fair. Then secondly, to what extent are the lower expectations for lower gross margin in the quarter going forward, does that have to do with expectations of having to sell out older inventory perhaps at a discount?

H. Covert	No, the material in the depots is recent material that we shipped. The enhancements that we’re making to the products out there again bring everything up to the latest revision levels. It had nothing to do with the charges that we’ve taken in the past.

S. Kamman	I figured I’d ask.

H. Covert	That’s no problem at all.

S. Kamman	To what extent do you expect to have to discount the older product this quarter in order to wrap up that inventory, and where do you think you are in that?

H. Covert	We don’t really expect to have to do any heavy discounting because we manage our finished goods inventories very closely, and we think we have a fairly smooth transition plan now going to the new products.

S. Kamman	Thanks very much.

Operator	Our next question comes from Andy Schopick. Please state your company name followed by your question.

Andy Schopick, Nutmeg Securities

A. Schopick	Thank you, Nutmeg Securities. We’ve got a lot of things moving around here, gentlemen. First of all, what was the percentage of revenues this quarter indirect versus direct sales?

H. Covert	It essentially is in line with our historical patterns, which has been roughly 50% reseller, 40% distributor, and in the neighborhood of about 10% direct. No real changes there.

A. Schopick	Now with respect to the 10% customers, did I understand you to say that Tech Data, Hitachi and Westcon were all approximately 10% each in this quarter?

H. Covert	That’s right.

A. Schopick	Also, with respect to provisions, it does seem a little odd that there’s no provision for either doubtful accounts or excess and obsolescence given what we see happening here, the acceleration to new product platforms. I know you’ve answered that question, but I just am hard pressed to understand how you’ve been able to accomplish that without taking any additional reserves in recent quarters, especially given the acceleration of the new product platforms into the market.

H. Covert	Let me clarify. We do on a quarterly basis review our reserves for bad debt and excess and obsolete inventory. We think we’re more than adequately reserved at this point in time.

A. Schopick	There’s been no addition, that’s all I’m asking.

H. Covert	Yes, there’s been no addition. Again, that’s because we very closely manage our finished goods inventory. Our production lead times are very short so we try to match that with order demand on a routine basis and in effect prevent excess and obsolete inventory write offs. We think we’re in good shape there.

A. Schopick	Gordon, can you comment at all about the efforts, or the ongoing efforts now, to transition the company to more of a direct sales model. What has to be done; what are some of the milestones or goals now in the quarters ahead that you’re trying to accomplish?

G. Stitt	Sure, Andy, I can comment on the channel strategy in general. As Hal mentioned, the actual direct part of our sales were consistent with previous quarters; and we only sell direct into the U.S. so we will continue to maintain that strategy. One of the things we have been doing is adjusting our U.S. channel strategy, and that is really investing in the partners that have invested in us in terms of regional VARs and also in terms of the national VARs. That process is going very well and continues. We haven’t made any channel shifts outside of the U.S.; and our European, Japanese and Asian channels are all doing well.

A. Schopick	Thank you.

Operator	Our next question comes from Gina Sockolow. Please state your company name followed by your question.

Gina Sockolow, Buckingham Research

G. Sockolow	Buckingham Research. Cisco announced a new blade for their Catalyst that has very deep discounting. Have you factored this into your pricing and gross margin guidance? What is your per port pricing now, and how does that compare with Cisco’s new blade? Thank you.

G. Stitt	Gina, this is Gordon. Which new blade are you referring to?

G. Sockolow	For the Cat5, there’s a blade that’s $175 a port.

G. Stitt	For the Cat5?

G. Sockolow	Catalyst 5000, for their Ethernet switch implementation.

G. Stitt	The 5000 is an obsolete product. You’re talking about the 6509?

G. Sockolow	It’s for the high-end gig E10-100 that was announced. I can look up the product model later. The question is about pricing; your people know the pricing?

G. Stitt	Yes, certainly. Cisco made some announcements within the last two weeks, which are what I would call more high end products. They introduced some directional products with a new supervisor model and some 10 gig and new gig modules. Those were pretty expensive on a per port basis and on a per blade basis.

G. Sockolow	I’ll have to ask you off line.

G. Stitt	We’ll hook up, Gina. Sorry about that.

G. Sockolow	Thank you.

Operator	Our next question comes from Michael Jung. Please state your company name followed by your question.

Michael Jung, SG Cowen

M. Jung	Hi, SG Cowen. Most of my questions have been answered. Can you provide a little bit more detail on the income statement? Breaking down interest income and expense, what the breakout was? Just to clarify, you mentioned that you expect to increase working capital to help grow revenues. How do you see operating expenses trending over the next several quarters? Thanks.

H. Covert	Sure, on the other income and interest and expense, there was a million dollars in quarter two of fiscal ‘03 and a million dollars this past quarter. We expect it to stay pretty much in that range. Our operating expenses were $49.8 million last quarter, and we expect them to stay fairly flat moving forward.

M. Jung	On the net interest, can you breakout what was interest income and interest expense?

H. Covert	We actually don’t break that out. As we move forward, given the low level of our DSO, again 20 days and our inventories at very low levels right now, as we increase revenue, we do expect to have to add some additional working capital.

M. Jung	If I could just follow up on the last question. The new products from Cisco were the 10-gigabit modules, which at the low end pricing was $5,000 a port for 10 gig targeted for the enterprise. Could you comment on how you see your products comparing with that? Thanks.

G. Stitt	Yes, this is Gordon. We’ve gone through the Cisco announcement as you might imagine pretty carefully. First of all, I’d note that it was really a pre-announcement, and that the products they talk about are not going to be available for quite some time. If you look at 10-gig pricing, it’s hard to compare one vendor to another because some do not include the cost of optics. The optics is really very expensive on 10-gig, at least today. If you show a product without the zen pak optics installed, the price looks much lower than with the product installed. We feel very comfortable that our 10-gig strategy is not only solid on our Black Diamond products, which we’re shipping today, but also our Genesis systems as you might imagine, do have pretty high density at 10-gig.

M. Jung	All right, thanks.

Operator	Our next question comes from Stephen Chin. Please state your company name followed by your question.

Stephen Chin, UBS Warburg

S. Chin	Great, thank you. UBS Warburg. A question for Hal: In terms of sales by geography, should we expect sales to Japan to be seasonally weak in the June quarter given that we’re heading into their fiscal first quarter? Secondly, do you expect the U.S. federal government vertical to have an interest in these new Triumph products in the June quarter, or do you expect the U.S. federal government to be a bit later in purchasing some of these new modules? Thanks.

H. Covert	I’ll answer the first part, and let Gordon take the other part. In regard to Japan, we think we’ll stay within the historical range of somewhere between 20-25% in revenue. Based on our outlook right now, again we think our Japanese revenues for the current quarter is going to be roughly flat to up a little bit from last quarter.

Gordon, do you want to take the part about the military vertical?

G. Stitt	Yes. In terms of the Triumph products and the military, the Triumph product applies first of all to all segments. If you look at any high performance compute segments, the Triumph products really shine because they bring very high density on the gigabit port so you could connect a large number of servers or a large number of workstations directly to gigabit Ethernet and also with very high performance. I do expect that to do well in the government vertical, but I also expect it to do well in our other traditional verticals such as healthcare, education and media.

S. Chin	Thank you.

H. Covert	Operator, we’ll take one more question.

Operator	Our final question is a follow up from Alex Henderson. Please go ahead with your question.

Alex Henderson, Salomon Smith Barney

A. Henderson	Great, thank you very much. I was wondering if you could talk a little bit about the linearity during the quarter and put that in context. You’re sort of implying you don’t really expect much of a change in revenues this quarter coming up; yet you have book to bill that’s above one, you’re going into a seasonally stronger quarter, your Japanese business which should be seasonally weaker is supposed to be flat to up. Can you talk about why we’re not looking at the numbers getting back towards the $90 million range here immediately? It seems almost like you should be able to do that pretty easily.

H. Covert	Just a couple of points, Alex. Our revenue linearity during the quarter was pretty close to our historical pattern, 20-30-50. Our orders linearity was a little bit stronger as we wrapped up the quarter so going forward, as I indicated in our financial guidance, we would like to achieve sequential revenue growth. However, with half our revenue essentially coming in month three of the quarter, we don’t really have the visibility to project what the revenue’s going to be for this quarter, but again we are looking for sequential revenue growth.

A. Henderson	It does sound like, given what you’re saying, there’s no reason to assume at this juncture that June’s going to be a weak period. Seasonally it’s usually quite a bit stronger than March. You had a war and obviously a lot of angst around the current period. Your Japanese business is supposed to be up. Why wouldn’t it snap back towards what you would do in a seasonally comparable December quarter at least?

H. Covert	I think your analysis is correct, so hopefully we’ll increase our revenue.

A. Henderson	I see. Can you give us a little bit tighter quantification on the book-to-bill? Are we talking about just a hair over one or are we talking about solidly over one?

H. Covert	Our belief was that it is solidly over one.

A. Henderson	Thanks.

H. Covert	Operator, that will conclude our call.

Operator	Thank you. Ladies and gentlemen, this concludes today’s Extreme Networks third quarter 2003 earnings release conference call. If you would like to listen to a replay of today’s conference please dial 800-405-2236 or 303-590-3000 followed by access number 534431. Once again, if you would like to listen to a replay of today’s conference please dial 800-405-2236 or 303-590-3000 followed by access number 534431. We thank you for participating, you may now disconnect.